EXHIBIT 99.2

Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

          I, David C. Collins, certify that the periodic report, to which this Statement is attached, fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, and the information contained in the periodic report to which this Statement is attached, fairly presents, in all material respects, the financial condition and results of operations of the registrant at the dates and for the periods indicated.

          IN WITNESS WHEREOF, the undersigned has executed this Statement as of the date first written below.

Dated February 11, 2003

/s/ DAVID C. COLLINS

David C. Collins
Chief Executive Officer